Exhibit 19

1
Purpose

This Policy is designed to prevent insider trading or allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Compliance Officer (the “Compliance Officer”).

2
Scope

This Insider Trading Policy (this “Policy”) applies to all employees, officers, and directors of Rocket Pharmaceuticals, Inc. and its subsidiaries (collectively, the “Company”) and to any consultant to the Company.

2.1.1
Persons Covered. As a director, officer, employee, or consultant of the Company, this Policy applies to you. The same restrictions that apply to you apply to: (1) your family members who reside with you, (2) anyone else who lives in your household, (3) any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), (4) any corporations or other business entities controlled or managed by you, and (5) any trusts of which you are the trustee or otherwise have investment control over. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.
2.1.2
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other companies, such as partners, collaborators, licensors, licensees, manufacturers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.
2.1.3
Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds, and notes). Trading also includes certain transactions under Company plans, as follows:
2.1.3.1
Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option (whether in cash or through a net exercise). The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. In addition, this Policy’s restrictions do not apply to the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units (if applicable, and to the extent permitted under the Company’s equity incentive plans). However, the sale of shares, including a broker-assisted cashless exercise, to satisfy tax withholding obligations is subject to the restrictions set forth in this Policy.

2.1.3.2
Employee Stock Purchase Plan. This Policy also does not apply to purchases of Company stock under an Employee Stock Purchase Plan (the “ESPP”). However, this Policy will apply to any sales of Company stock acquired pursuant to the ESPP.
2.1.4
Transaction Not Covered. If you own shares of a broad mutual or exchange-traded fund (e.g., NASDAQ Biotech Index or Russell 3000 Index) that invests in the Company’s securities, there are no restrictions on trading the shares of the mutual fund at any time.

3
Policy

3.1
Background
3.1.1
The Company’s board of directors (the “Board”) has adopted this Policy for our directors, officers, employees, and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
3.1.2
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
3.1.3
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences for such activities, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
3.2
Penalties for Noncompliance with this Policy
3.2.1
The Law. Federal law imposes heavy penalties on those who, in violation of law, either buy or sell securities while aware of material nonpublic information, or pass such material nonpublic information along to others who use it to buy or sell securities (known as “tipping”).
3.2.2
Civil and Criminal Penalties. Potential penalties for insider trading violations include

(1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

3.2.3
Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of (1) approximately $1.5 million (adjusted for inflation) and

(2) three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

3.2.4
Company Sanctions. Failure to comply with this Policy may also subject you to Company- imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish the Company’s reputation and irreparably damage you and the Company.

3.3
Statement of Policy
3.3.1
No Trading on Insider Information. You may not trade in the securities of the Company, directly or indirectly, including through family members or other persons or entities, if you are aware of any material nonpublic information relating to the Company. Similarly, you may not trade, directly or indirectly, in the securities of any other company if you are aware of material nonpublic information about that company, including material nonpublic information that you obtained in the course of your employment with the Company.
3.3.2
From time to time due to certain developments relating to material nonpublic information, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities or the securities of another company. If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading. However, it is not the Company’s policy to impose special blackout periods every time that material non- public information exists, or every time that a Company employee may be in the possession of material non-public information. Thus, the absence of a special blackout should not be interpreted as permission to trade.
3.3.3
No Tipping. You may not pass material nonpublic information of the Company or any other company on to others or recommend to anyone the purchase or sale of any securities of the Company of any such other company when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
3.3.4
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

3.4
Definition of Material Nonpublic Information

Note that inside information has two important elements: (1) materiality and (2) public availability.

3.4.1
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

•
clinical trial results and clinical trial status (e.g., completion of enrollment);
•
pending FDA or other regulatory action;
•
negotiations regarding an important license, distribution agreement, or joint venture;
•
impending stock or other securities offerings by the Company;
•
significant new product candidates or discoveries;
•
a pending or proposed merger, acquisition, license or sale of all or part of the Company’s business;
•
current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•
changes in management, directors or auditors;
•
impending financial problems;
•
actual or threatened major litigation, or the resolution of such litigation;
•
new major contracts, licenses, collaborations, or the loss thereof; or
•
changes in the status of any of the Company’s activities which may have an adverse or favorable impact.

Note that other types of information may also be material; no complete list can be given.

3.4.2
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, when in doubt, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
3.4.3
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, Company information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday (assuming you are not aware of other material nonpublic information at that time).
3.4.4
Exceptions. An exception to this rule is trading in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a contract, instruction, or plan established at a time when you were not aware of material, nonpublic information that meets specified conditions (a “10b5-1 Plan”). Any 10b5-1 Plan is required to be reviewed and approved by the Compliance Officer prior to entry into such plan. In addition, all amendments, modifications and terminations of a 10b5-1 Plan must be reviewed and approved by the Compliance Officer prior to effecting any such amendments, modifications or terminations.

3.4.5
Other than transactions pursuant to 10b5-1 Plans, there is no exception to this Policy, including for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, as noted above).

3.5
Special Restrictions for Directors and Section 16 Executive Officers
3.5.1
Persons Subject to Special Restrictions. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board has adopted certain procedures that apply to directors, executive officers subject to Section 16 of the Exchange Act (“Section 16 Executive Officers”), and certain designated employees and consultants of the Company (including its subsidiaries) who have access to material nonpublic information about the Company. The Company will notify you if you are subject to these special restrictions, described below.
3.5.2
Blackout and Pre-Clearance Procedures. Each director, Section 16 Executive Officer and anyone else specifically designated as subject to these special restrictions must contact the Compliance Officer in advance of effecting any transaction in the Company’s securities and obtain his/her prior approval of the transaction. All requests must be submitted at least forty- eight (48) hours prior to making any transaction (purchase or sale) involving the Company’s securities. The Compliance Officer will then determine whether the transaction may proceed. If the transaction is approved, the transaction must be executed within five business days after approval is obtained, but regardless may not be executed if you subsequently acquire material nonpublic information concerning the Company during the time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed. If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside the Company of the restriction.
3.5.3
Section 16 Reporting. For directors and Section 16 Executive Officers, if the Company pre- clears the transaction and you proceed with it, the Company will assist you in complying with your reporting obligations under Section 16 of the Exchange Act (“Section 16”). Under Section 16, directors and Section 16 Executive Officers are required to a file a Form 4 within two business days after certain changes in beneficial ownership occur (including the exercise of options or other derivative securities). Form 4 requires that you provide detailed information relating to any purchase, sale, or exercise, including the price of the shares acquired or disposed, the transaction date, and the amount of securities beneficially owned following the transaction. As such, you should promptly report the details of any transaction that you engage into the Compliance Officer.
3.5.4
Rule 144. If you are a director or Section 16 Executive Officer, you may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by you may be considered to be “control securities,” the sale of which are normally subject to compliance with the safe harbor established under Rule 144 under the Securities Act of 1933, as amended

(or any other applicable exemption under the federal securities laws) (“Rule 144”). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company stock. Contact the Compliance Officer for more information on Rule 144.

3.6
Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance:

3.6.1
Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including any “sales against the box” (a sale with delayed delivery).
3.6.2
Hedging Transactions. The Company prohibits hedging and monetization transactions that transfer, with respect to equity compensation received by a director, officer, or employee or other equity securities held (directly or indirectly) by a director, officer or employee, all or a portion of the risk of a decline in the market price of shares of Company common stock. Instruments that would be considered to be a “hedge” include prepaid variable forward contracts, equity swaps, collars, and exchange funds. For the avoidance of doubt, 10b5-1 Plans providing for future sales or purchases of securities are not prohibited by this Policy.
3.6.3
Publicly Traded Options and Other Derivative Securities. You may not engage in transactions in publicly traded options on Company securities, such as puts, calls, and other derivative securities, on an exchange or in any other organized market.
3.6.4
Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you without control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.
3.6.5
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when an insider is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading, as the SEC deems the forced sale of stock on a margin-call as a voluntary sale, even if the stockholder did not have the financial resources to avoid the forced sales. Because of this danger, you are prohibited from entering into loans or other arrangements during the term of this Policy where Company securities are pledged as collateral, except as may be approved by the Board.

3.7
Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company (including a subsidiary) as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

3.8
Unauthorized Disclosure
3.8.1
Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
3.8.2
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts, or others in the financial community be made on the Company’s behalf only through authorized individuals.

3.9
Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause.

3.10
Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.